### News ONEOK Reports Status of Operations Following Hurricane Harvey TULSA, Okla. – Aug. 30, 2017 – ONEOK, Inc. (NYSE: OKE) today announced that its Mont Belvieu, Texas, complex is operational and has not experienced significant damage from the impact of Hurricane Harvey. All ONEOK employees located in the Gulf Coast area are safe and accounted for. Some ONEOK assets in the area are operating at reduced volumes primarily due to temporary refinery and petrochemical facility outages and restraints on its customers’ ability to receive natural gas liquids (NGL) products. Currently, upstream volumes from ONEOK’s producer customers have not been significantly impacted. With the help of other companies in the industry, ONEOK is working to best serve the needs of customers as NGL markets recover and return to pre-hurricane levels. As volumes and customer operations recover, ONEOK is prepared to resume normal operations at all Mont Belvieu area facilities. “Our hearts and thoughts go out to everyone impacted by the devastating effects of Hurricane Harvey,” said Terry K. Spencer, ONEOK president and chief executive officer. “Many ONEOK employees live and work in the areas impacted and have experienced the devastation firsthand. I’d like to thank our employees for their remarkable efforts during this difficult time and for their many hours working to keep our assets operating safely. As we work together to resume normal operations, our focus remains on the safety of our employees and their families, the safe operation of our assets and our commitment to continue operating reliably for our customers.” --------------------------------------------------------------------------------------------------------------------- ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is one of the largest energy midstream service providers in the U.S., connecting prolific supply basins with key market centers. It owns and operates one of the nation's premier natural gas liquids (NGL) systems and is a leader in the gathering, processing, storage and transportation of natural gas. ONEOK’s operations include a 38,000-mile integrated network of NGL and natural gas pipelines, processing plants, fractionators and storage facilities in the Mid-Continent, Williston, Permian and Rocky Mountain regions. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 index. For information about ONEOK, Inc., visit the website: www.oneok.com. For the latest news about ONEOK, find us on LinkedIn, Facebook or Twitter @ONEOK. August 30, 2017 Analyst Contact: Megan Patterson 918-561-5325 Media Contact: Stephanie Higgins 918-591-5026